Exhibit 4.4

IP Promissory Note

Original Issue Date:	October 18, 2021
Original Principal Balance:	$1,000,000.00

For value received, Big Sky Hospitality Holdings, Inc., a Texas corporation, having an address at 10737 Cutten Road, Houston, Texas 77066 (the “Maker”) hereby promises to pay to the order of Club Licensing, LLC, a Colorado limited liability company having an address at 735 S Xenon Ct. Suite #102, Lakewood, CO 80228 (the “Holder”), as hereinafter provided, the principal sum of One Million Dollars ($1,000,000.00) (the “Original Principal Balance”) together with interest thereon as specified herein, and otherwise strictly in accordance with the terms and provisions hereof.

1. Definitions.

“Business Day” means a day on which banks are open and not permitted to be closed in Houston, Texas.

“Effective Date” means the date set forth at the beginning of this Note.

“Outstanding Principal Balance” means the portion of the Original Principal Balance that has not been paid to Holder.

“Party” or “Parties” means the Maker and the Holder.

“Payment Date” means the first Business Day of each and every month during the term of this Note.

“Person” means natural persons, corporations, associations, limited liability companies, partnerships, joint ventures, trusts, governments and agencies and departments thereof, and every other entity of every kind.

2. Accrual of Interest. The Outstanding Principal Balance shall bear interest at six percent (6%) per annum (the “Base Rate”), computed on the basis of the actual number of days elapsed over an assumed year of three hundred and sixty (360) days. If the total interest rate deemed to apply to the Outstanding Principal Balance, regardless of how described herein, exceeds the rate allowable under applicable law, such deemed interest rate shall be reduced to the maximum rate allowed by such law and any payments of interest in excess of such maximum rate shall be recharacterized as a prepayment of the Outstanding Principal Balance.

3. Payment Terms.

3.01 Payments.

(a) On the first Payment Date after the Effective Date, all accrued and unpaid interest on the Outstanding Principal Balance shall be paid by Maker.

(b) Beginning on the second Payment Date after the Effective Date (i.e., the first Payment Date at least one full calendar month following the Effective Date), the Original Principal Balance and all accrued and unpaid interest on the Outstanding Principal Balance shall be paid by Maker in two hundred and forty (240) equal monthly payments of $7,214.71.

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IP Promissory Note | Big Sky Hospitality Holdings, Inc.

(c) The Maker may prepay this Note, in whole or in part, at any time without penalty.

3.02 Application of Payments. Payment of any sums due to the Holder under the terms of this Note shall be made in United States Dollars by check or wire transfer at the option of the Maker. Payment shall be made at the address last appearing on the records of the Maker as designated in writing by the Holder hereof from time to time. If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Houston, Texas, such payment shall become due and payable on the next succeeding Business Day. The forwarding of such funds shall constitute a payment of outstanding principal and/or interest hereunder and shall satisfy and discharge the liability for principal and/or interest on this Note to the extent of the sum represented by such payment.

3.03 Maturity Date. The entire Outstanding Principal Balance, all accrued and unpaid interest, and all other amounts outstanding hereunder shall be due and payable on October 1, 2041.

4. Guarantee. RCI Hospitality Holdings, Inc., a Texas corporation (“Rick’s”) has personally guaranteed all of the obligations of the Maker under this Note, as further described in that certain Guarantee Agreement (the “Guarantee”) dated on or about the Effective Date by and between Rick’s and Holder.

5. Right to Set-Off. The payment obligations of the Maker under this Note are subject to certain rights of set-off, as further described in the Intellectual Property Purchase Agreement between the Holder, the stockholders of Holder, the Maker and RCI Hospitality Holdings, Inc., dated at or about the date hereof. A set-off shall be treated as a prepayment of this Note and shall not delay the due date of the monthly payments.

6. Events of Default and Remedies.

6.01 “Event of Default” means any of the following:

(a) the failure of Maker to make a payment hereunder within ten (10) days of the date on which such payment is due and the continuance of any such failure for ten (10) days after written notice is given by the Holder to the Maker (which written notice may not be given earlier than the end of the initial ten (10) day cure period), provided that the Holder shall only be obligated to give Maker written notice of any monetary default two (2) times in any twelve (12) month period of the term of the Note;

(b) the occurrence of a non-monetary default under the Note or Security Agreement now or hereafter in effect which, by its terms, covers this Note or the indebtedness evidenced hereby and such default shall continue for thirty (30) days after the date of written notice thereof from the Holder to Maker, unless such default does not involve the payment of money and cannot be cured within such thirty (30) day period with diligent efforts and (i) Maker has been and continues to diligently and in good faith pursue a cure thereof and (ii) Maker notifies Holder in writing of the cure it is pursuing and the projected completion date of such cure, then the time allowed Maker to cure the default shall be extended for such period as may be reasonably necessary for the prompt, diligent, good faith cure thereof, but such period shall not exceed sixty (60) days after the date of Holder’s written notice of default to Maker;

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IP Promissory Note | Big Sky Hospitality Holdings, Inc.

(c) the occurrence of an uncured Event of Default under the 20-Year Secured Promissory Note between the Maker and Family Dog, LLC, a Colorado limited liability company (“Family Dog”) of even date herewith;

(d) the occurrence of an uncured Event of Default under the 10-Year Secured Promissory Note between Maker and Family Dog of even date herewith;

(e) the occurrence of an uncured Event of Default under the 10-Year Promissory Note to 3480 South Galena LLC, a Colorado limited liability company of even date herewith;

(f) the filing against the Maker or Rick’s (a “Maker Party”) of an involuntary petition or other pleading seeking the entry of a decree or order for relief under the Bankruptcy Code or any similar federal or state insolvency or similar laws ordering: (i) the liquidation of a Maker Party or (ii) a reorganization of a Maker Party or the business and affairs of a Maker Party or (iii) the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for a Maker Party of the property of a Maker Party s and the failure to have such petition or other pleading denied or dismissed within sixty (60) days from the date of filing;

(g) the commencement by a Maker Party of a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws or the consent by a Maker Party to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, or similar official for a Maker Party of any of the property of a Maker Party or the making by a Maker Party of an assignment for the benefit of creditors; or

(h) the voluntary or involuntary dissolution, merger, consolidation, winding up, or reorganization of a Maker Party.

6.02 Remedies. Upon an Event of Default, Holder may, upon written notice to the Maker, take any or all of the following actions in any order or combination:

(a) declare the Outstanding Principal Balance and any accrued and unpaid interest immediately due and payable without presentment, demand for payment, protest, or notice of any kind, whereupon the Outstanding Principal Balance shall become immediately due and payable;

(b) institute any proceeding or proceedings to enforce this Note or the Guarantee;

(c) impose, until the Event of Default is cured, interest at twelve percent (12%) per annum in place of the Base Rate.

7. Attorneys’ Fees. The Maker shall pay to the Holder on demand the amount of all expenses paid or incurred by Holder or its Affiliates in exercising or enforcing any of its rights under this Note or in collecting any amounts due hereunder, including reasonable attorneys’ fees.

8. No Waiver. No delay on the part of Holder, or the holder hereof, in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercises thereof or the exercise of any other power or right. All rights and remedies of the Holder shall be cumulative and may be exercised consecutively or concurrently.

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IP Promissory Note | Big Sky Hospitality Holdings, Inc.

9. General Provisions.

9.01 Amendment; Waiver. Neither this Note nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the Parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Note will be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or will preclude any other or further exercise of, any right, power or remedy.

9.02 Notices. Any notices or other communications required or permitted hereunder will be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address as such Party may notify to the other Parties in writing:

If to Holder:	Club Licensing LLC
Attn: Troy Lowrie, Manager
735 S Xenon Ct. Suite #102
Lakewood, CO 80228
email: xxxxxxxxx

with a copy to:	Ryan Tharp
Fairfield and Woods, P.C.
1801 California Street, Suite 2600
Denver, Colorado 80202-2645
email: rtharp@fwlaw.com

If to the Maker:	Big Sky Hospitality Holdings, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
email: eric@rcihh.com

with a copy to:	RCI Hospitality Holdings, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
email: eric@rcihh.com

and a copy to:	Robert D. Axelrod
Axelrod & Smith
5300 Memorial Drive, Suite 1000
Houston, Texas 77007
email: rdaxel@asklawhou.com

Any such notice, consent, or other communication shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

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IP Promissory Note | Big Sky Hospitality Holdings, Inc.

9.03 Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

9.04 Choice of Law; Jurisdiction. This Note will be governed by, and construed in accordance with, the laws of the state of Texas, without regard to principles of conflict of laws. In any action between or among any of the Parties arising out of or related to this Note, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

9.05 Execution. This Note may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.06 Section Headings. The Section and subsection headings in this Note are used solely for convenience of reference, do not constitute a part of this Note, and will not affect its interpretation.

9.07 No Third-Party Beneficiaries. Nothing in this Note will confer any third party beneficiary or other rights upon any Person that is not a Party to this Note unless specifically granted or referenced herein.

9.08 Further Assurances. Each Party covenants that at any time, and from time to time, after the Effective Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other Party to confirm or perfect or otherwise to carry out the intent and purposes of this Note.

9.09 Attorney Review - Construction. In connection with the negotiation and drafting of this Note, the Parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Note or any amendments hereto.

9.10 Interpretation. All personal pronouns used in this Note will include the other genders, whether used in the masculine, feminine or neuter gender and the singular will include the plural and vice versa, wherever appropriate. The word “including” shall be interpreted to mean “including without limitation.” Unless otherwise provided, the term “day” when used herein means a calendar day.

9.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[signature pages follow]

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IP Promissory Note | Big Sky Hospitality Holdings, Inc.

In witness whereof, the Maker has duly executed and delivered this Note as of the Effective Date, regardless of the date of actual signature.

BIG SKY HOSPITALITY HOLDINGS, INC.

By:	/s/ Eric Langan
Name:	Eric Langan
Title:	President

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IP Promissory Note | Big Sky Hospitality Holdings, Inc.

Accepted and Agreed:

CLUB LICENSING, LLC

By:	/s/ Troy Lowrie
Name:	Troy Lowrie
Title:	Manager

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